Exhibit 10.5

FORM OF

RESOLUTE ENERGY CORPORATION

RESTRICTED STOCK GRANT AGREEMENT

(Non-Employee Directors)

This Restricted Stock Grant Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [____] (“Participant”) is dated effective February 13, 2018 (the “Date of Grant”).

RECITALS

A.The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended (the “Plan”);

B.The Plan provides for the granting of restricted stock awards to eligible persons as determined by the Administrator; and

C.The Administrator has determined that Participant is a person eligible to receive a restricted stock award under the Plan and has determined that Participant should receive compensation under the Plan in respect of Participant’s service from January 1, 2018 through December 31, 2018 in the form of restricted stock as provided herein.

AGREEMENT

1.Grant of Restricted Stock.

(a)Stock.  Pursuant to the Plan, Participant is hereby awarded [____] shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Restricted Stock”).

(b)Plan Incorporated.  Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 10 below, this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.Vesting and Forfeiture.

(a)Vesting Schedule.  Participant shall vest in his rights under the Restricted Stock on the first anniversary date of grant (the “Vesting Date”).

(b)Continuing Provision of Services.  Vesting pursuant to the foregoing schedule shall occur on the Vesting Date only if Participant continues to provide services to the Corporation from the Date of Grant to the Vesting Date.  If the Participant ceases to provide services to the Corporation at any time prior to the Vesting Date, except as provided below, all unvested Restricted Stock shall be forfeited immediately on the date that Participant's service is terminated, and the Participant shall have no further rights with respect to such Restricted Stock.

(c)Acceleration of Vesting on Death or Disability.  Notwithstanding the foregoing, all unvested Restricted Stock shall vest effective immediately upon the death or Disability (as defined) of the Participant.  For purposes of this Agreement, “Disability” means: (A) if the Participant’s employment with the Corporation is subject to the terms of an employment agreement between the Participant and the Corporation, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (B) in the absence of such an agreement, the term “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties for a period of 180 consecutive days.

(d)Accelerated Vesting of Restricted Stock.  As provided in Section 7.3 of the Plan, if the Corporation undergoes a Change in Control Event, any unvested Restricted Stock held by Participant will become fully vested.  If Participant ceases to provide services to the Corporation due to (i) Participant’s failure to obtain the requisite amount of votes by the Corporation’s shareholders at the Corporation’s annual meeting for Participant’s re-election to his or her position as a member of the board of directors of the Corporation (the “Board”) or (ii) a resignation by Participant from his or her position as a member of the Board relating to or in connection with an agreement or understanding between the Corporation and one or more shareholders of the Corporation in which the Corporation agrees to modifications to the composition of the Board (regardless of whether such resignation occurs contemporaneously with, subsequent to or prior to such agreement or understanding) and the circumstances of such resignation are such that would not require disclosure under Form 8-K Item 5.02(a), any unvested Restricted Stock held by Participant will become fully vested on the date of such resignation. For the sake of clarity, if the circumstances of such resignation are such that would require disclosure under Form 8-K Item 5.02(a), all unvested Restricted Stock shall be forfeited immediately on the date of such resignation, and the Participant shall have no further rights with respect to such Restricted Stock.

3.Issuance and Limits on Transferability.  Shares of Restricted Stock shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of shares of unvested Restricted Stock that does not satisfy the requirements of this Agreement and the Plan shall, prior to the lapse of the restrictions on such shares pursuant to Section 2, be void and unenforceable against the Corporation.

4.Certificates.  A certificate evidencing the Restricted Stock may be issued by the Corporation in Participant’s name, or at the option of the Corporation, in the name of a nominee of the Corporation, pursuant to which Participant shall have voting rights and shall be entitled to receive all dividends until the Restricted Stock is otherwise forfeited pursuant to the provisions of this Agreement.  The certificate shall bear a legend evidencing the nature of the Restricted Stock, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the

Corporation as a depository for safekeeping until the Vesting Date or a forfeiture occurs pursuant to the terms of the Plan and this Agreement.  Upon the request of the Administrator, Participant shall deliver to the Corporation a stock power, endorsed in blank, relating to the unvested Restricted Stock.  Additionally, in lieu of issuing a certificate evidencing the Restricted Stock, the Corporation may issue such stock by establishing a record stock file with its transfer agent evidencing such Restricted Stock prior to the lapsing of the applicable restriction.  Upon the Vesting Date, the Corporation may cause a new certificate or certificates to be issued without legend in the name of Participant for the vested Restricted Stock.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Corporation shall not be obligated to issue or deliver any shares of Restricted Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

5.Status of Stock.  Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Participant also agrees (i) to the extent the shares are certificated, that the certificates representing the Restricted Stock may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Corporation may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Corporation if such proposed transfer would, in the opinion of counsel satisfactory to the Corporation, constitute a violation of any applicable securities law and (iii) that the Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

6.Withholding.  In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.  In accordance with the terms of the Plan, and such rules as may be adopted by the Administrator under the Plan, Participant may elect to satisfy Participant’s federal and state tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Corporation, (ii) having the Corporation withhold a portion of the Restricted Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Corporation shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such tax withholding, or (iv) allowing the Corporation to deduct from any amount otherwise payable in cash to the Participant the amount of such tax withholding.  The delivery of any shares under the preceding subsection (iii) must have been owned by Participant for no less than six months prior to the date delivered to the Corporation if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock.  The Corporation will not deliver any fractional shares of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional shares of Common Stock.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined, or else the Corporation shall be entitled to elect the method in which Participant’s federal and state withholding obligations shall be satisfied.

7.Tax Election.  The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Restricted Stock pursuant to this Agreement.  Participant is making Participant’s own determination as to the advisability of making a Section 83(b) election with respect to the Restricted Stock.  Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income either (i) upon the vesting of the Restricted Stock or (ii) if Participant makes a timely Section 83(b) election, as of the Date of Grant.  Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant of Restricted Stock.  With respect to tax withholding amounts, the Corporation has all of the rights specified in Section 6 of this Agreement and has no obligations to Participant except as expressly stated in Section 6 of this Agreement.

8.Binding Effect.  This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

9.Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

10.Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

11.Amendment.  The Corporation may modify, amend or waive the terms of the Restricted Stock award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules.  Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.Defined Terms.  All terms used herein and not otherwise defined herein shall have the meanings set forth therefor in the Plan.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Grant Agreement as of the date first written above.

RESOLUTE ENERGY CORPORATION

By:

Name:Richard F. Betz

Title:Chief Executive Officer

PARTICIPANT:

[____]

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